Exhibit 1

JOINT FILING AGREEMENT

The undersigned hereby agree that this Schedule 13D (as may be amended from time to time, the “Schedule 13D”) with respect to the common stock of Conduit Pharmaceuticals Inc. beneficially owned by the undersigned is, and any additional amendment thereto signed by each of the undersigned shall be, filed on behalf of each undersigned pursuant to and in accordance with the provisions of 13d-1(k) under the Securities Exchange Act of 1934, as amended, and that all subsequent amendments to the Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.

Date: September 29, 2023

Corvus Capital Ltd.

	By:	/s/ Andrew Regan
	Name:	Andrew Regan
	Title:	Chief Executive Officer

Date: September 29, 2023

Algo Holdings, Inc.

	By:	/s/ Alexander Lambert
	Name:	Alexander Lambert
	Title:	Director

Date: September 29, 2023

Andrew Regan

	By:	/s/ Andrew Regan